Exhibit 10.22

Buy-Back Agreement

Party A (Equity Transferor): Beijing Hongyuan Recycling Energy Investment Centre (Limited Partnership), with registered address of Room 09, Floor 6, Building 1, No. A 43, North Xizhimen Street, Haidian District, Beijing City.

Executive Business Partner: Hongyuan Recycling Energy Investment Management (Beijing) Co., Ltd.

Entrusted representative: Zhong Zhang

Party B1 (Repurchase Party): Xi’an Zhonghong New Energy Technology Co., Ltd., with registered address of Room 1501, Building 23, Zone J, Ziwei Tianyuan Dushi Community, New Industrial Park, High-tech Industries Development Zone, Xi’an City.

Legal Representative: Geyun Wang

Party B2 (Repurchase Party): Xi’an TCH Energy Technology Co., Ltd., with registered address of Room 1036, Building A, No. 86, Gaoxin Road, High-tech Industries Development Zone, Xi’an City)

Authorized Representative: Guohua Ku

Party B3 (Repurchase Party): Guohua Ku

Party B4 (Repurchase Party): Chonggong Bai (Party B1, B2, B3 and B4 are collectively referred as Party B)

Party C (the Subject Company): Xi’an Hanneng Enterprises Management Consulting Co., Ltd. with registered address of Room 11609, Shuijindao, Fenghui South Road, Zhangba Subdistrict Office, High-tech Industries Development Zone, Xi’an City, Shaanxi Province.

Whereas:

Party A and Party B1 have entered into the Entrusted Loan Agreement. Party B2 and Party B3 also provided guarantees for the Entrusted Loan Agreement. The parties have entered into the Loan Settlement Agreement on December 31, 2018. Party A is the sole shareholder of Party C. To ensure rights and obligations of all parties, the Agreement below is hereby entered by all parties for the matters regarding to equity repurchase on basis of equity, voluntary and negotiation:

I. Subject of Repurchase

1. The subject of repurchase in the Agreement: Subject I: all the equity of Party C held by Party A; Subject II: the subject of the Collateral Payment under the Transfer Agreement of Fixed Assets of CDQ Waste Heat Power Generation Project, i.e. the fixed assets of a CDQ waste heat power generation project of Boxing County Chengli Gas Supply Co., Ltd. (For details, refer to the subject list in the appendix of Agreement for Transfer of Fixed Assets of CDQ Waste Heat Power Generation Project)

2. Party B1, Party B2, Party B3 and Party B4 shall bear unlimited joint and several liability of the repurchase obligation, i.e. Party A shall be entitled to require all the four Party Bs to perform repurchase obligation and require any party or some of the parties among Party Bs to perform all or partial repurchase obligations.

II. Repurchase Price

1. The repurchase price of the Subject I is the higher one of (i) market price at the time of buy-back at open market; or (ii) the Equity Payment amount plus its interest in accordance with the loan interest rate for the corresponding period.

The repurchase price calculated by Party B is the amount of the Equity Payment under the Loan Settlement Agreement signed by all parties, i.e. RMB 247.066 million plus its interest in accordance with the loan interest rate for the corresponding period, among which, the returns for less than one year is converted in proportion according to the duration actually passed when the payment of repurchase price. Any and all the taxes and expenses that may be incurred to complete the above procedures shall be borne by Party B. The calculation formula of equity repurchase price is as below:

Repurchase price amount = [      ]×(1 + Bank coterminous loan rate × the number of days from loan settlement base date (included) to the date of repurchase price payment (excluded)÷365)

2. Repurchase price of the Subject II shall be the higher one of (i) market price at the time of buy-back at open market; or (ii) the Collateral Payment amount of RMB 188.6394 million plus its interest in accordance with the loan interest rate for the corresponding period (the calculated period is from the loan settlement date to the date of payment of repurchase price). Calculating formula is the same as above.

3. All parties confirm when Party A requires Party B to repurchase the subject, Party B shall accept the the subject as the current conditions may be, and shall not refuse to perform the repurchase obligation according to the agreement on the ground that the subject has defects or other issues.

III. Repurchase Conditions

Party A shall be entitled to require Party B to perform repurchase obligation immediately or in designated period after the satisfaction of any one of the conditions below (whichever comes the early):

1. Party A holds equity of the Subject Company until Dec. 31, 2021.

2. Before performing the repurchase obligation period as agreed in previous sections, Xi’an Huaxin New Energy Co., Ltd. is delisted from NEEQ.

3. Any of Xi’an Huaxin New Energy Co., Ltd., Party B or their affiliated parties has substantial credit problems, such as, it is not feasible to issue audit reports, or issuing an audit report without no-reservation opinions, and the actual controller, executives or other person alleged to commit criminal offense and are transferred for prosecution(or other conditions when Party A believes the occurrence of any major integrity issues).

4. If Party B1 fails to make the payment or interest as agreed in Entrusted Loan Agreement or its Supplementary Agreement, the Extension Agreement, etc.

5. In case of any substantial breach of transaction documents relevant to the Loan Settlement Agreement (including but not limited to Loan Settlement Agreement, Equity Transfer Agreement, Mortgage Transfer Agreement, Entrusted Loan Contract and all the guarantee contracts, supplementary contract and other commitments, etc. thereof) by Party B or any other parties of the Loan Settlement Agreement.

All Party B shall pay the lump-sum repurchase price to Party A within 30 days after the date of notice on repurchase obligation performance requirement issued by Party A. The repurchase price shall be the price in the written notice of Party A.

IV. Transferability

1. Party A shall be entitled to transfer all or part of the Subject I and Subject II held by Party A to any third party after the execution of the agreement, no matter whether such third parties are affiliates of Party A. The transferee will inherit the rights and obligations of Party A herein, and Party B shall still fulfill the repurchase obligation to the transferee in accordance with the agreement herein.

2. The rights and obligations relationship among Party B and the transferee of the subjects shall be stipulated separately among Party B and transferee after Party A transfers such Subject I and II to the transferee, and Party A shall have no further relationships with Party B.

V. Notice

All parties confirm that all the issues relevant to the Agreement may be addressed to the contact information below. Each party shall exercise due diligence on this aspect. If one party changes the information without notifying the other party in writing, the notification given thereto to the older address shall be deemed to have been served. Each party shall not claim that the relevant documents have not been served. For any disputes arising therefrom, all parties also agree to take this information as the address information of notices for the litigation/arbitration agency.

Name	Address	Contact Person	Cell Phone	Email

VI. Liability for Breach of Contract

1. If one party fails or suspends to fulfill its obligations under the Agreement, or any declarations and guarantees made by that party are untrue or inaccurate, such party is in breach of the Agreement.

2. The breaching party shall start to correct its non-performance behavior within 7 days after receiving the written notice from the other party(s) (which shall reasonably specify the nature of the breach in detail) and shall complete the correction within 30 days. Meanwhile, if any expenses, liabilities or losses of any party(s) due to the breach of the Agreement of any party, the breaching party shall reimburse the non-breaching party(s) for any of such expenses, liabilities or losses (including, but not limited to, the interest paid or lost as a result of the breach of contract and attorney’s fees) and indemnify the non-breaching party from any damages.

3. Without restricting the general applicability of the above clauses, if Party B(s) fails(fail) to fulfill its repurchase obligations on time as stipulated in the Agreement, Party B(s) shall pay Party A [3‰] the total repurchase price as a liquidated damages per day for each delay until Party B(s) fully perform its repurchase obligations.

4. Without restricting the general applicability of the above clauses, for untrue, inaccurate, incomplete or misleading statements and guarantees by Party B and Party C under the transaction documents, or all losses, damages, liabilities, claims, procedures, costs and expenses suffered by Party A and its affiliates, directors, partners, members, shareholders, employees, agents and representatives (“reimbursed personnel”) due to violation of any other commitments or agreements in the transaction documents by Party B or Party C, including expenses, fees reasonably incurred by the reimbursed personnel, in the investigation or assessment of the lawsuit (collectively referred to as “loss”), Party B and Party C shall be jointly and severally liable for the losses.

VII. Applicable Laws

The execution, validity, interpretation, performance, modification and termination of the Agreement and the settlement of disputes shall be governed by the laws of Chinese Mainland.

VIII. Dispute Resolution

Any dispute arising from or in connection with the Agreement shall be brought before the People’s Court with jurisdiction at the place of Party A. In case of any conflict between the dispute jurisdiction agreement in the existing agreement and these in the agreement, this Agreement shall prevail.

IX. Miscellaneous

1. All parties may also reach supplementary agreements on matters not covered in the Agreement. Such supplementary agreements are part of the Agreement with equivalent legal effect to the Agreement.

2. The Agreement shall take effect on the effective date of the Debt Agreement. If there is a fundamental breach of the Debt Agreement, the Agreement shall be terminated. All parties may reach a new agreement on the performed obligations If failed to reach a new agreement, everything shall be reverse to the original condition and the loss incurred thereby shall be borne by the breaching party.

3. The Agreement is made in octuplicate, with each party holding one copy and Party A holding the remained copies, which shall have the same legal effect.

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This page is the signature page of the Repurchase Agreement, with no text

Party A: Beijing Hongyuan Recycling Energy Investment Centre (Limited Partnership)

Party B1: Xi’an Zhonghong New Energy Technology Co., Ltd.

Party B2: Xi’an Tiankehua Energy Technology Co., Ltd.

Party B3: KU Guohua

Party B4: BAI Chonggong

Date: December 29, 2018